Exhibit 4.2

EVERSOURCE ENERGY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

_______________________________

First Supplemental Indenture

Dated as of February 1, 2026

Supplemental to the Indenture dated as of February 1, 2026

Junior Subordinated Notes, Series A, Due 2056

Exhibit

Exhibit A        –        Form of Face of Global Security

i

first SUPPLEMENTAL INDENTURE, dated as of February 1, 2026 (this “First Supplemental Indenture”), between EVERSOURCE ENERGY, a voluntary association duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee under the Original Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY

The Company has heretofore executed and delivered to the Trustee an indenture dated as of February 1, 2026 (the “Original Indenture”), to provide for the issuance from time to time of its notes, debentures or other evidences of indebtedness (the “Securities”), the form and terms of which are to be established as set forth in Sections 201 and 301 of the Original Indenture.

Section 901 of the Original Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Original Indenture for, among other things, (a) the purpose of establishing the form and terms of the Securities of any series as permitted by Sections 201 and 301 of the Original Indenture, (b) changing any of the provisions of the Original Indenture as they apply to any series of Securities created by such supplemental indenture and (c) amending the Original Indenture in a manner not materially adverse to Holders.

The Company desires to create a new series of Securities which is to be designated the “Junior Subordinated Notes, Series A, Due 2056” in the aggregate principal amount of $750,000,000 (the “Series A Notes”) and all action on the part of the Company necessary to authorize the issuance of the Series A Notes under the Original Indenture and this First Supplemental Indenture has been duly taken.

All acts and things necessary to make the Series A Notes, when executed by the Company and completed, authenticated and delivered by the Trustee as provided in the Original Indenture and this First Supplemental Indenture, the valid and binding obligations of the Company and to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been done and performed.

NOW, THEREFORE, THIS first SUPPLEMENTAL INDENTURE WITNESSETH:

That in consideration of the premises and of the acceptance and purchase of the Series A Notes by the Holders thereof and of the acceptance of this trust by the Trustee, the Company covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Series A Notes, as follows:

Article 1
Definitions

The use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture and the form of the Series A Notes attached hereto as Exhibit A.

“Additional Interest” has the meaning specified in Section 206(a).

“Calculation Agent” has the meaning set forth in Section 206(a).

“First Reset Date” means August 15, 2031.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date (or, if fewer than five business days appear, such number of business days appearing) as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-year U.S. Treasury Rate, will determine the Five-year U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-year U.S. Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the Reset Date.

“Interest Payment Dates” means February 15 and August 15 of each year, commencing on August 15, 2026.

“Optional Deferral Period” has the meaning specified in Section 401.

“Original Issue Date” means February 26, 2026.

“Rating Agency Event” means as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company (together with any successor thereto, a “Rating Agency”) in assigning equity credit to securities such as the Series A Notes, (a) as such methodology was in effect on February 23, 2026, in the case of any rating agency that published a rating for the Company as of February 23, 2026, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after February 23, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Series A Notes by such Rating Agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such Rating Agency to the Series A Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Series A Notes by such rating agency had the current methodology not been changed.

“Record Date” has the meaning specified in Section 206(a).

“Reset Date” means the First Reset Date and August 15 of every fifth year after 2031.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Stated Maturity” has the meaning specified in Section 202.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any such administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) threatened challenge asserted in writing in connection with an audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series A Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after February 23, 2026, there is more than an insubstantial risk that interest payable by the Company on the Series A Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.

Article 2
Terms and Issuance of the Junior Subordinated Notes,
Series A, Due 2056

Section 201.       Issue of Series A Notes. A series of Securities which shall be designated the “Junior Subordinated Notes, Series A, Due 2056” (the “Series A Notes”) shall be executed, authenticated and delivered from time to time in accordance with the provisions of, and shall in all respects be subject to, the terms and conditions and covenants of, the Original Indenture and this First Supplemental Indenture (including the form of Series A Note attached hereto as Exhibit A). The aggregate principal amount of the Series A Notes that will initially be authenticated and delivered under this First Supplemental Indenture shall not, except as permitted by the provisions of the Original Indenture, exceed $750,000,000. Additional Series A Notes, without limitation as to amount, having substantially the same terms as the Series A Notes (except a different issue date, issue price and bearing interest from the last Interest Payment Date to which interest has been paid or duly provided for on the Outstanding Series A Notes, and, if no interest has been paid, from February 26, 2026) may also be issued by the Company pursuant to this First Supplemental Indenture without the consent of the existing Holders of the Series A Notes, provided that an Event of Default has not occurred and is continuing with respect to the Series A Notes. Such additional Series A Notes shall be consolidated and form a part of the same series as the outstanding Series A Notes.

Section 202.       Stated Maturity. The “Stated Maturity” of the Series A Notes is August 15, 2056, which may not be shortened or extended.

Section 203.       Form of Series A Notes; Incorporation of Terms. The Series A Notes shall be in substantially the form set forth in Exhibit A attached hereto. The terms of the Series A Notes contained in such form are hereby incorporated herein by reference and are made a part of this First Supplemental Indenture.

Section 204.       Global Security; Depositary for Global Securities. The Series A Notes shall be issued initially in the form of a Global Security. The Depositary for any Global Securities of the series of which the Series A Notes are a part shall be The Depository Trust Company, New York, New York.

Section 205.       Place of Payment. The Place of Payment in respect of the Series A Notes shall be at the Corporate Trust Office, which, at the date hereof, is located at 500 Ross Street, 12th Floor, Pittsburgh, Pennsylvania 15262, telephone number: (412) 236-1201, email address: Raymond.k.oneil@bny.com, Attention: Corporate Trust Administration or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

Section 206.       Interest.

(a)           Each Series A Note will bear interest (i) from and including the Original Issue Date to, but excluding the First Reset Date at the rate of 6.100% per year and (ii) from and including the First Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.521%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.100%. Subject to the Company’s right to defer interest payments described in Article 4 below, interest on the Series A Notes is payable semi-annually in arrears on each Interest Payment Date until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, they will accrue and compound semi-annually until paid at an annual rate equal to the interest rate then applicable to the Series A Notes, to the extent permitted by applicable law (“Additional Interest”). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable will be paid to the Person in whose name such Series A Note is registered, at the close of business on the Record Date next preceding such Interest Payment Date; provided that interest payable at the Stated Maturity will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for, and that is not deferred pursuant to Article 4 hereof, will forthwith cease to be payable to the Holders on such Record Date and shall be paid to the Person in whose name such Series A Note (or any Series A Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 307 of the Original Indenture. The “Record Date” for payment of interest will be the close of business on the Business Day next preceding the applicable Interest Payment Date, unless such Series A Note is registered to a holder other than the Depositary or a nominee of the Depositary, in which case the Record Date for payment of interest will be the close of business on the fifteenth calendar day preceding the applicable Interest Payment Date, whether or not a Business Day. The interest rate for each Reset Period will be determined by an agent appointed by the Company for such purpose (such agent, the “Calculation Agent”), which agent may be the Company or an affiliate of the Company.

(b)           If an Interest Payment Date, redemption date or the Stated Maturity of the Series A Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, redemption date or the Stated Maturity, as applicable.

Section 207.       Events of Default. An Event of Default as defined in the Original Indenture shall be an Event of Default with respect to the Series A Notes provided that the nonpayment of interest for so long as and to the extent that interest is permitted to be deferred pursuant to Article 4 herein shall not be deemed to be a default in the payment of interest for the purposes of Article 5 of the Original Indenture and shall not otherwise be deemed an Event of Default with respect to the Series A Notes. In addition, with respect to any Event of Default under Section 501(d) of the Original Indenture, neither the Trustee nor the holders of the Series A Notes shall have the right or be entitled to declare the principal amount of the Series A Notes, together with any accrued interest, to be due and payable immediately notwithstanding the provisions of Section 501 of the Original Indenture. For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the holders of the Series A Notes, no breach by the Company of any covenant or obligation under the Original Indenture or the terms of the Series A Notes shall be an Event of Default except those that are specifically identified as an Event of Default under the Original Indenture.

Article 3
Redemption

Section 301.        Redemption of Series A Notes. The Company may redeem the Series A Notes at its option:

•	in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date;

•	in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Tax Event; and

•	in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Rating Agency Event.

The applicable redemption price shall be paid prior to 2:30 p.m., New York City time, on the date of such redemption, provided that the Company shall deposit with the Trustee an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid. The Company will, in an Officers’ Certificate, notify the Trustee of the amount of any applicable redemption price promptly after the calculation thereof, and the Trustee will not be responsible for such calculation.

Subject to Article 11 of the Original Indenture, notice of any redemption pursuant to this Article 3 will be mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) not less than 10 nor more than 60 days prior to the redemption date to each holder of Series A Notes to be redeemed. Unless the Company defaults in payment of the applicable redemption price, on and after the redemption date interest shall cease to accrue on such Series A Notes called for redemption.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price.

In the case of a partial redemption, selection of the Series A Notes for redemption will be made by lot or pursuant to the applicable depositary’s procedures. No notes of a principal amount of $2,000 or less will be redeemed in part. If any Series A Note is to be redeemed in part only, the notice of redemption that relates to such Series A Note will state the portion of the principal amount of the Series A Note to be redeemed. A new Series A Note in a principal amount equal to the unredeemed portion of the Series A Note will be issued in the name of the holder of the Series A Note upon surrender for cancellation of the original Series A Note. For so long as the Series A Notes are held by DTC (or another depositary), the redemption of the Series A Notes shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the Series A Notes or portions thereof called for redemption. Prior to any redemption date, the Company is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Series A Notes to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, at the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in its good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, the Company shall provide written notice prior to the close of business on the business day immediately prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Series A Notes shall be rescinded or delayed as provided in such notice.

Article 4
Option to Defer Interest Payments

Section 401.        Option to Defer Interest Payments. So long as there is no Event of Default with respect to the Series A Notes under the Original Indenture, the Company, at its option, may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series A Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Stated Maturity of the Series A Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Series A Notes until it has paid all accrued interest on the Series A Notes from the previous Optional Deferral Period. Such accrued interest shall be payable to the persons in whose names the Series A Notes are registered at the close of business on the Record Date next preceding such Interest Payment Date.

Any deferred interest on the Series A Notes will accrue Additional Interest as provided for in Section 206(a) above. Once the Company pays all deferred interest payments on the Series A Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Series A Notes as described above, but not beyond the Stated Maturity of the Series A Notes.

Unless the Company has paid all accrued and payable interest on the Series A Notes and is not deferring any interest payments on the Series A Notes at such time, it will not and its Subsidiaries shall not do any of the following:

(i)            declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;

(ii)           pay any principal of, or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities that rank on parity with or junior to the Series A Notes in right of payment (including debt securities of other series issued under the Original Indenture); or

(iii)           make any payments with respect to any guarantee of indebtedness if the guarantee ranks on parity with or junior to the Series A Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a)           purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

(b)           any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clause (i) above as a result of a reclassification of its capital stock, or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

(c)           the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(d)           dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(e)           redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f)             payments on the Series A Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Series A Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(g)           any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity securities;

(h)           any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences; or

(i)             for the avoidance of doubt, the conversion of shares of the Company’s convertible capital stock, if any, in accordance with the terms of such convertible capital stock.

Section 402.        Notice of Deferral. The Company shall give the Trustee written notice of its election to begin an Optional Deferral Period at least one Business Day before the Record Date for the next Interest Payment Date, which notice shall contain an instruction for the Trustee to forward such notice to the holders of the Series A Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest payment within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.

Article 5
Miscellaneous

Section 501.       Execution as Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof.

Section 502.       Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 503.       Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 504.       Successors and Assigns. All covenants and agreements by the Company in this First Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 505.       Separability Clause. In case any provision in this First Supplemental Indenture or in the Series A Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 506.        Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture or in the Series A Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 507.        Trustee. The Trustee shall have no responsibility for the recitals contained in this First Supplemental Indenture, all of which shall be taken as the statements of the Company, or for the validity or sufficiency of this First Supplemental Indenture. In acting hereunder, the Trustee shall have the rights, protections and immunities granted to it under the Original Indenture.

Section 508.        Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 509.        Execution and Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 510.        Liability of Trustees and Shareholders. The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

EVERSOURCE ENERGY

By:	/s/ Matthew P. Fallon
Matthew P. Fallon
Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Terence Rawlins
	Name:	Terence Rawlins
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[Form of Face of Global Security]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Eversource Energy or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Eversource Energy

Junior Subordinated Notes, Series A, Due 2056

CUSIP NO. 30040W BC1	$__________

No.  ____

EVERSOURCE ENERGY, a voluntary association and Massachusetts business trust duly organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”, which term includes any successor entity under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ________________________ ($__________) on August 15, 2056 (the “Stated Maturity”), and to pay interest thereon from February 26, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2026, at the rate specified in the First Supplemental Indenture (as defined herein), until the principal hereof is paid or made available for payment, plus Additional Interest, as defined in the First Supplemental Indenture, to the extent permitted by applicable law, on any interest payment that is not made on the applicable Interest Payment Date, which shall accrue at the rate per annum borne by this Note, compounded semi-annually.

The amount of interest payable for any period other than a complete interest payment period will be computed on the basis of a 360-day year consisting of twelve thirty-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period. If an Interest Payment Date, redemption date or the Stated Maturity of the Series A Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Interest Payment Date, redemption date or the Stated Maturity, as applicable. A “Business Day” shall mean any day, except a Saturday, a Sunday or a legal holiday in New York, New York or in Pittsburgh, Pennsylvania on which banking institutions are authorized or required by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be (1) the Business Day next preceding such Interest Payment Date if this Security remains in book-entry only form or (2) the 15th calendar day (whether or not a Business Day) next preceding such Interest Payment Date if this Security does not remain in book-entry only form. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

At the Company’s option, so long as there is no Event of Default with respect to the Series A Notes under the Indenture, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series A Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity of the Series A Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Series A Notes until it has paid all accrued interest on the Series A Notes from the previous Optional Deferral Period.

Any deferred interest on the Series A Notes will accrue Additional Interest as provided for in the First Supplemental Indenture. Once the Company pays all deferred interest payments on the Series A Notes, including any Additional Interest accrued on the deferred interest, it shall be entitled to again defer interest payments on the Series A Notes as described above, but not beyond the Stated Maturity of the Series A Notes.

Unless the Company has paid all accrued and payable interest on the Series A Notes and is not deferring any interest payments on the Series A Notes at such time, it will not and its Subsidiaries shall not do any of the following:

(i)           declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of the Company’s capital stock;

(ii)           pay any principal of, or interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities that rank on parity with or junior to the Series A Notes (including debt securities of other series issued under the Indenture); or

(iii)           make any payments with respect to any guarantee of indebtedness if the guarantee ranks on parity with or junior to the Series A Notes.

However, the foregoing provisions shall not prevent or restrict the Company from making:

(a)           purchases, redemptions or other acquisitions of its capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, agents or consultants or a stock purchase or dividend reinvestment plan, or the satisfaction of its obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring it to purchase, redeem or acquire its capital stock;

(b)           any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clause (i) above as a result of a reclassification of its capital stock, or the exchange or conversion of all or a portion of one class or series of its capital stock for another class or series of its capital stock;

(c)           the purchase of fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of its capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(d)           dividends or distributions paid or made in its capital stock (or rights to acquire its capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of its capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(e)           redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan outstanding on the date that the payment of interest is deferred or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future;

(f)           payments on the Series A Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Series A Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(g)           any payment of deferred interest or principal on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause the Company to breach the terms of the instrument governing such parity securities;

(h)           any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences; or

(i)           for the avoidance of doubt, the conversion of shares of the Company’s convertible capital stock, if any, in accordance with the terms of such convertible capital stock.

The Company shall give the Trustee written notice of its election to begin an Optional Deferral Period at least one Business Day before the Record Date for the next Interest Payment Date, which notice shall contain an instruction for the Trustee to forward such notice to the holders of the Series A Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period unless the Company pays such interest payment within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.

Payment of the principal of (and premium, if any) and any interest on this Security will be made at the office or agency of the Company maintained for that purpose at the Corporate Trust Office of the Trustee in Pittsburgh, Pennsylvania, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

The indebtedness of the Company evidenced by this Security, including the principal hereof and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of Priority Indebtedness of the Company and each holder of this Note, by acceptance hereof, agrees to and shall be bound by such provisions of the Indenture and all other provisions of the Indenture.

This Security has initially been issued in the form of a Global Security, and the Company has initially designated The Depository Trust Company, New York, New York (the “Depositary,” which term shall include any successor depositary), as the Depositary for this Security. For as long as this Security or any portion hereof is issued in such form, and notwithstanding the previous paragraph, all payments of interest, principal and other amounts in respect of this Security or portion thereof shall be made to the Depositary or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above and as further provided on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Form of Reverse of Global Security]

Eversource Energy

Junior Subordinated Notes, Series A, Due 2056

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 1, 2026, as amended and supplemented from time to time and as supplemented by the First Supplemental Indenture dated as of February 1, 2026 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under Indenture), as to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $__________. The provisions of this Security, together with the provisions of the Indenture, shall govern the rights, obligations, duties and immunities of the Holder, the Company and the Trustee with respect to this Security, provided that, if any provision of this Security conflicts with any provision of the Indenture, the provision of this Security shall be controlling to the fullest extent permitted under the Indenture.

As provided in and subject to the provisions in the Indenture, the Company shall have the option to redeem the Series A Notes:

(a)           in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date;

(b)           in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after the occurrence of a Tax Event; and

(c)           in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, at any time within 120 days after a Rating Agency Event.

In the case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Series A Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

Except as otherwise provided in the Indenture, if notice has been given as provided in the Indenture and funds for the redemption of any Securities (or any portion thereof) called for redemption shall have been made available on the Redemption Date referred to in such notice, such Securities (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Securities will be to receive payment of the Redemption Price.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Securities of this series will not be subject to any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (voting as one class). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. Additionally, the Company may not make any change that adversely affects the rights under Article 14 of the Indenture of any Holder of any issue of Priority Indebtedness of the Company unless the Holders of such issue pursuant to the terms of such issue consent to the change.

This Security shall be exchangeable for Securities registered in the names of Persons other than the Depositary with respect to such series or its nominee only as provided in this paragraph. This Security shall be so exchangeable if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such series or at any time ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, (y) the Company executes and delivers to the Trustee an Officers’ Certificate providing that this Security shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Securities of the series of which this Security is a part. Securities so issued in exchange for this Security shall be of the same series, having the same interest rate, if any, and maturity and having the same terms as this Security, in authorized denominations and in the aggregate having the same principal amount as this Security and registered in such names as the Depositary for such Global Security shall direct.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of a Security of the series of which this Security is a part is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of the series of which this Security is a part are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

For so long as this Security is issued in the form of a Global Security, neither the Company nor the Trustee will have any responsibility with respect to the policies and procedures of the Depositary or for any notices or other communications among the Depositary, its direct and indirect participants or the beneficial owners of this Security.

Neither the failure to give any notice nor any defect in any notice given to the Holder of this Security or any other Security of this series will affect the sufficiency of any notice given to any other Holder of any Securities of this series.

The Indenture provides that the Company, at its option (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal of and premium, if any and interest, if any, on the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any trustee, incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Declaration of Trust of the Company provides that no shareholder of the Company shall be held to any liability whatsoever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the trustees of the Company or by any officer, agent or representative elected or appointed by the trustees and no such contract, obligation or undertaking shall be enforceable against the trustees or any of them in their or his individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the trustees as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security not defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, Eversource Energy has caused this instrument to be duly executed.

EVERSOURCE ENERGY

By:
Matthew P. Fallon
Assistant Treasurer

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Dated: February 26, 2026

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:
Authorized Signatory